Exhibit 1.17

To:
Davide Campari-Milano S.p.A.
Via Franco Sacchetti, 20
20099 – Sesto San Giovanni (MI)
Corporate Secretary Registered letter
(or certified email to:
davidecamparimilano.ssg@pec.campari.com)
(to be sent within and no later than [•])

RE: Notification, pursuant to Article 2437 et seq. of the Italian civil code

I, _____________________________________________________________________________________ born on ______________ in __________________________ tax code ______________________________ resident at _______________________________ in ____________________________________________ telephone No. _________________________ e-mail address _________________________________________________________
or, in case of legal entity

I, _____________________________________________________________________________________ born on ______________ in __________________________ tax code ______________________________ as legal representative of the company ________________________________________________________ having its legal seat in ____________________________ (__), at __________________________________ tax code / VAT code ________________, registered with the Companies’ Register of ____________________ under No. ________________________

acknowledged that at the extraordinary meeting of shareholders of Davide Campari-Milano S.p.A. (Campari), held on 27 March 2020 (the Meeting), shareholders approved-through a resolution registered with the Companies’ Register of Milan on March 30th, 2020-the transfer of Campari’s registered office to Amsterdam (the Netherlands), with simultaneous transformation of Campari into a Naamloze Vennootschap (N.V.) (Transaction), hereby declare:

•	to exercise the withdrawal right in relation to No. ___________________ Campari shares (the Shares), which are deposited with __________________________________ (the Intermediary);

•	to be aware that the liquidation price is equal to Euro 8.376 per each withdrawn Campari share;

•	that I did not: (tick the applicable box)

☐	attend the Meeting;

☐	participate in the adoption of the resolution on the Transaction even though I attended the Meeting (and, therefore, that I voted against the proposed resolution or I abstained from voting);

•	that I requested the above Intermediary, with which the Shares are deposited, to issue a communication (the Communication) certifying that:

(i)	the Shares have been continuously held from prior to the Meeting (27 March 2020 at 9:30 a.m.) until the issuance of the Communication;

(ii)	the Shares are not subject to any pledge or other such encumbrances (1); and ask that, subject to verification of the legitimacy and validity of this Notification and upon receipt of the Communication, Campari proceeds with the settlement of the Shares, as provided under Article 2437-quater of the Italian civil code, and to credit the related liquidation price to my current account held with the Intermediary, pursuant to the terms and conditions provided by the law, the documentation relating to the Transaction made available and the resolution of the Meeting.

(1) If the Shares are subject to pledges or other encumbrances, the withdrawing shareholder must provide evidence of the consent of the pledgee or other beneficiary to the payment of the liquidation price in accordance with the instructions of the withdrawing shareholder.

I also acknowledge that:

(1)	in accordance with Article 2437-bis of the Italian civil code and other applicable regulations, upon issuance of the Communication the Intermediary must ensure that the Shares remain unavailable until the completion of the liquidation procedure;

(2)	I am responsible for ensuring that the information provided in the Notification is complete and correct, in addition to being responsible for the Intermediary issuing timely the Communication to Campari;

(3)	Notifications lacking the necessary information, and/or lacking the receipt of Communication within 16 April 2020, or in any case timely, will not be accepted;

(4)	the settlement of the withdrawn shares will be conditional upon completion of the Transaction, which is, in turn, subject to the satisfaction (or the waiver, as the case may be) of certain conditions precedent, as provided by the resolution adopted by the Meeting; and

(5)	if the general meeting of Campari’s shareholders to be convened by 30 June 2020 resolve to revoke the resolution approving the Transaction, under article 2437-bis, paragraph 3, Italian civil code, then the withdrawals will cease to be of any effect (including the right to receive the liquidation price).

Kind regards.

Date	Signature